Exhibit 99.1
Contact:
Andrea Williams
Mindspeed Technologies, Inc.
(949) 579-3111
MINDSPEED® ADOPTS RIGHTS AGREEMENT DESIGNED TO HELP
PRESERVE THE VALUE OF NET OPERATING LOSSES
NEWPORT BEACH, Calif., Aug 10, 2009 — Mindspeed Technologies, Inc. (NASDAQ: MSPD), a leading supplier of semiconductor solutions for network infrastructure applications, today announced that its Board of Directors has adopted a Section 382 stockholder rights agreement (the “Rights Agreement”) that is designed to help preserve Mindspeed’s ability to utilize fully certain tax assets primarily associated with net operating loss carryforwards (“NOLs”) under Section 382 of the Internal Revenue Code (“Section 382”). The Rights Agreement is effective immediately.
     As of October 3, 2008, Mindspeed reported an NOL of approximately $630 million. This NOL has been accrued over the last 10 years, with over $400 million of it accrued in 2003 and prior years. If Mindspeed experiences an “ownership change,” as defined in Section 382, its ability to use its NOLs will be significantly limited, and the timing of the usage of the NOLs could be significantly limited, which could therefore significantly impair the value of that asset. Under Section 382 an “ownership change” would occur if stockholders owning (or deemed under Section 382 to own) 5 percent or more of Mindspeed’s stock by value increase their collective ownership of the aggregate amount of Mindspeed’s stock by more than 50 percentage points over a defined period of time.
     The Rights Agreement was adopted to help reduce the likelihood of an “ownership change” and to help preserve the ability to utilize fully Mindspeed’s NOLs to reduce potential future federal income tax obligations.
     In connection with the Rights Agreement, Mindspeed has declared a dividend of one right for each share of its common stock outstanding as of the close of business on August 31, 2009. Any stockholder or group that acquires beneficial ownership of 4.9 percent or more of Mindspeed’s outstanding stock (an “Acquiring Person”) without the approval of Mindspeed’s

Board of Directors would be subjected to significant dilution of its holdings. Any stockholder that beneficially owns 4.9 percent or more of Mindspeed’s stock as of August 9, 2009, the date the Rights Agreement was adopted, will not be considered an Acquiring Person unless such stockholder acquires additional Mindspeed stock constituting one-half of one percent (0.5 percent) of Mindspeed’s stock. In addition, in its discretion, the Board of Directors may exempt certain persons whose acquisition of securities is determined by the Board not to jeopardize Mindspeed’s NOLs and may also exempt certain transactions.
     The Rights Agreement was not adopted as an anti-takeover measure. The Rights Agreement will continue in effect until August 9, 2012, unless it is terminated or redeemed earlier by the Board of Directors. The Rights Agreement does not amend, modify or supersede Mindspeed’s existing stockholder rights agreement that was adopted in 2003.
     Additional information regarding the Rights Agreement will be contained in a Current Report on Form 8—K and a Registration Statement on Form 8—A that Mindspeed is filing with the Securities and Exchange Commission (“SEC”). These filings will be available on the SEC’s Web site at www.sec.gov. These filings will contain additional information regarding the terms and conditions of the Rights Agreement. In addition, a detailed summary of the Rights Agreement will be mailed, or otherwise made available, to Mindspeed stockholders of record as of the close of business on August 31, 2009.
About Mindspeed Technologies®
Mindspeed Technologies, Inc. designs, develops and sells semiconductor networking solutions for communications applications in enterprise, access, metropolitan and wide-area networks. The company’s three key product families include high-performance analog transmission and switching solutions, multiservice access voice-over-IP processors designed to support voice and data services across wireline and wireless networks and WAN communication products such as T/E carrier transmission devices and ATM/MPLS network processors. Mindspeed’s products are used in a wide variety of network infrastructure equipment, including voice and media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers and digital loop carrier equipment. To learn more, visit us at www.mindspeed.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the company’s expectations, goals or intentions, including but not limited to, statements under the headings “Commentary” and “Outlook” regarding positive business trends, growth drivers, strength of the company’s business units, business model leverage, improvements in our operating structure, patent sales and expected levels of revenues, gross margin, operating expenses, operating income and cash. These forward-looking statements are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to: cash requirements and terms and availability of financing; future operating losses; worldwide political and economic uncertainties, and specific conditions in the markets we address; fluctuations in the price of our common stock and our operating results; loss of or diminished demand from one or more key customers or distributors; our ability to attract and retain qualified personnel; constraints in the supply of wafers and other product components from our third-party manufacturers; doing business internationally; pricing pressures and other competitive factors; successful development and introduction of new products; our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions; industry consolidation; order and shipment uncertainty; our ability to obtain design wins and develop revenues from them; lengthy sales cycles; the expense of and our ability to defend our intellectual property against infringement claims by others; product defects and bugs; and business acquisitions and investments. Risks and uncertainties that could cause the company’s actual results to differ from those set forth in any forward-looking statement are discussed in more detail under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2009, as well as similar disclosures in the company’s subsequent SEC filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.